Exhibit (d)(1)

NEXPOINT STRATEGIC OPPORTUNITIES FUND

AMENDED AND RESTATED

AGREEMENT AND DECLARATION OF TRUST

As of August 28, 2020

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		Page

	ARTICLE XIII Miscellaneous

13.1	Filing	29
13.2	Resident Agent	30
13.3	Governing Law	30
13.4	Counterparts	30
13.5	Reliance by Third Parties	30
13.6	Provisions in Conflict with Law or Regulation	30

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NEXPOINT STRATEGIC OPPORTUNITIES FUND

AGREEMENT AND DECLARATION OF TRUST

AGREEMENT AND DECLARATION OF TRUST initially made as of March 10, 2006, by the Trustees hereunder, and by the holders of shares of beneficial interest issued hereunder as hereinafter provided, and amended and/or restated from time to time, most recently as of August 28, 2020.

WHEREAS, this Trust has been formed to carry on business as set forth more particularly hereinafter;

WHEREAS, this Trust is authorized to issue an unlimited number of its shares of beneficial interest all in accordance with the provisions hereinafter set forth;

WHEREAS, the Trustees have agreed to manage all property coming into their hands as Trustees of a Delaware statutory trust in accordance with the provisions hereinafter set forth; and

WHEREAS, the parties hereto intend that the Trust created by this Declaration and the Certificate of Trust filed with the Secretary of State of the State of Delaware on March 10, 2006 shall constitute a statutory trust under the Delaware Statutory Trust Act and that this Declaration shall constitute the governing instrument of such statutory trust.

NOW, THEREFORE, the Trustees hereby declare that they will hold all cash, securities, and other assets which they may from time to time acquire in any manner as Trustees hereunder IN TRUST to manage and dispose of the same upon the following terms and conditions for the benefit of the holders from time to time of shares of beneficial interest in this Trust as hereinafter set forth.

ARTICLE I

THE TRUST

1.1 Name. This Trust shall be known as the “NexPoint Strategic Opportunities Fund” and the Trustees shall conduct the business of the Trust under that name or any other name or names as they may from time to time determine.

1.2 Definitions. As used in this Declaration, the following terms shall have the following meanings:

“1940 Act” shall mean the Investment Company Act of 1940 and the rules and regulations promulgated thereunder and exemptions granted therefrom, as amended from time to time.

“Affiliated Person” shall, for so long as the Trust shall remain registered as an investment company under the 1940 Act, have the meanings given to it in the 1940 Act.

“Assignment” shall, for so long as the Trust shall remain registered as an investment company under the 1940 Act, have the meanings given to it in the 1940 Act.

“By-Laws” shall mean the By-Laws of the Trust as amended from time to time by the Trustees, which By-Laws are expressly herein incorporated by reference as part of the “governing instrument” within the meaning of the DSTA.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Commission” shall mean the Securities and Exchange Commission.

“Declaration” shall mean this Agreement and Declaration of Trust, as amended, supplemented or amended and restated from time to time.

“Delaware Statutory Trust Act” or “DSTA” shall mean the provisions of the Delaware Statutory Trust Act, 12 Del. C. §3801, et seq., as such Act may be amended from time to time.

“Fundamental Policies” shall, for so long as the Trust shall remain registered as an investment company under the 1940 Act, mean the investment policies and restrictions as set forth from time to time in any Registration Statement of the Trust filed with the Commission and designated as fundamental policies therein, as they may be amended from time to time in accordance with the requirements of the 1940 Act.

“Interested Person” shall, for so long as the Trust shall remain registered as an investment company under the 1940 Act, have the meanings given to it in the 1940 Act.

“Majority Shareholder Vote” shall, for so long as the Trust shall remain registered as an investment company under the 1940 Act, mean a vote of “a majority of the outstanding voting securities” (as such term is defined in the 1940 Act) of the Trust with each class and series of Shares voting together as a single class, except to the extent otherwise required by the 1940 Act or this Declaration with respect to any one or more classes or series of Shares, in which case the applicable proportion of such classes or series of Shares voting as a separate class or series, as case may be, also will be required.

“Person” shall mean and include individuals, corporations, partnerships, trusts, limited liability companies, associations, joint ventures and other entities, whether or not legal entities, and governments and agencies and political subdivisions thereof.

“Principal Underwriter” shall, for so long as the Trust shall remain registered as an investment company under the 1940 Act, have the meanings given to it in the 1940 Act.

“Prospectus” shall mean the Prospectus of the Trust, if any, as in effect from time to time under the Securities Act of 1933, as amended.

“Shareholders” shall mean as of any particular time the holders of record of outstanding Shares of the Trust, at such time.

“Shares” shall mean the transferable units of beneficial interest into which the beneficial interest in the Trust shall be divided from time to time and includes fractions of Shares as well as whole Shares. In addition, Shares also means any preferred shares or preferred units of beneficial interest which may be issued from time to time, as described herein. All references to Shares shall be deemed to be Shares of any or all series or classes as the context may require.

“Trust” shall mean the trust established by this Declaration, as amended from time to time, inclusive of each such amendment.

“Trust Property” shall mean as of any particular time any and all property, real or personal, tangible or intangible, which at such time is owned or held by or for the account of the Trust or the Trustees in such capacity.

“Trustees” shall mean the signatories to this Declaration, so long as they shall continue in office in accordance with the terms hereof, and all other persons who at the time in question have been duly elected or appointed and have qualified as trustees in accordance with the provisions hereof and are then in office.

ARTICLE II

TRUSTEES

2.1 Number and Qualification. The number of Trustees shall be determined by a written instrument signed by a majority of the Trustees then in office. Except as otherwise provided from time to time by a majority of the Trustees, the number of Trustees shall be no less than two or more than eleven. No reduction in the number of Trustees shall have the effect of removing any Trustee from office prior to the expiration of his term. An individual nominated as a Trustee shall be at least 21 years of age and not older than 80 years of age at the time of nomination, shall not be under legal disability and shall have such other qualifications, satisfy such other requirements and be subject to such other limitations as may be determined from time to time by a majority of the Trustees. Trustees need not own Shares and may succeed themselves in office.

2.2 Term and Election. The Board of Trustees shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of trustees constituting the entire Board of Trustees. Within the limits above specified, the number of the Trustees in each class shall be determined by resolution of the Board of Trustees. As of the date hereof, the term of office of the Class I Trustee(s) shall expire at the annual meeting of the Trust held in 2022, the term of office of the Class II Trustee(s) shall expire at the annual meeting of the Trust held in 2020 and the term of office of the Class III Trustee(s) shall expire at the annual meeting of the Trust held in 2021. Upon expiration of the term of office of each class as set forth above, the number of Trustees in such class, as determined by the Board of Trustees, shall be elected for a term expiring on the date of the third annual meeting of Shareholders or special meeting in lieu thereof following such expiration to succeed the Trustees whose terms of office expire. The Trustees shall be elected at an annual meeting of the Shareholders or special meeting in lieu thereof called for that purpose by a majority of the Trustees then in office or, if no such Trustee then exists, by the President, and each Trustee elected shall hold office until his or her successor shall have been elected and shall have qualified; provided that the term of office of a Trustee shall terminate and a vacancy shall occur in the event of the death, resignation, removal, bankruptcy, adjudicated incompetence or other incapacity to perform the duties of the office of a Trustee.

2.3 Resignation and Removal. Any of the Trustees may resign their trust (without need for prior or subsequent accounting) by an instrument in writing signed by such Trustee and delivered or mailed to the Trustees or the Chairman, if any, the President or the Secretary and such resignation shall be effective upon such delivery, or at a later date according to the terms of the instrument. Any of the Trustees may be removed (provided the aggregate number of Trustees after such removal shall not be less than the minimum number required by Section 2.1 hereof), with or without cause, by the affirmative vote of a majority of the remaining Trustees. Upon the resignation or removal of a Trustee, each such resigning or removed Trustee shall execute and deliver such documents as the remaining Trustees shall require for the purpose of conveying to the Trust or the remaining Trustees any Trust Property held in the name of such resigning or removed Trustee. Upon the incapacity or death of any Trustee, such Trustee’s legal representative shall execute and deliver on such Trustee’s behalf such documents as the remaining Trustees shall require as provided in the preceding sentence.

2.4 Vacancies. Whenever a vacancy in the Board of Trustees shall occur, the remaining Trustees may fill such vacancy by appointing an individual having the qualifications applicable to Trustees by a written instrument signed by a majority of the Trustees then in office or may leave such vacancy unfilled or may reduce the number of Trustees; provided the aggregate number of Trustees after such reduction shall not be less than the minimum number required by Section 2.1 hereof; provided, further, that if the Shareholders of any class or series of Shares are entitled separately to elect one or more Trustees, a majority of the remaining Trustees or the sole remaining Trustee elected by that class or series may fill any vacancy among the number of Trustees elected by that class or series. Any vacancy created by an increase in Trustees may be filled by the appointment of an individual having the qualifications applicable to Trustees made by a written instrument signed by a majority of the Trustees then in office. No vacancy shall operate to annul this Declaration or to revoke any existing agency created pursuant to the terms of this Declaration. Whenever a vacancy in the number of Trustees shall occur, until such vacancy is filled as provided herein, the Trustees in office, regardless of their number, shall have all the powers granted to the Trustees and shall discharge all the duties imposed upon the Trustees by this Declaration.

2.5 Meetings. Meetings of the Trustees shall be held from time to time upon the call of the Chairman, if any, or the President or any two Trustees. Regular meetings of the Trustees may be held without call or notice at a time and place fixed by the By-Laws or by resolution of the Trustees. Notice of any other meeting shall be given by the Secretary and shall be delivered to the Trustees orally as soon as practicable before the meeting, but may be waived in writing by any Trustee either before or after such meeting. The attendance of a Trustee at a meeting shall constitute a waiver of notice of such meeting except where a Trustee attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting has not been properly called or convened. Any time there is more than one Trustee, a quorum for all meetings of the Trustees shall be determined from time to time by a majority of the Trustees then in office. Unless provided otherwise in this Declaration or the By-Laws and, for so long as the Trust shall remain registered as an investment company under the 1940 Act, except as required under the 1940 Act, any action of the Trustees may be taken at a meeting by vote of a majority of the Trustees present (a quorum being present) or without a meeting by written consent of a majority of the Trustees.

Any committee of the Trustees, including an executive committee, if any, may act with or without a meeting. A quorum for all meetings of any such committee shall be such number as the applicable committee charter may provide. Unless provided otherwise in this Declaration, the By-Laws or the applicable committee charter, any action of any such committee may be taken at a meeting by vote of a majority of the members present (a quorum being present) or without a meeting by written consent of all of the members.

For so long as the Trust shall remain registered as an investment company under the 1940 Act, with respect to actions of the Trustees and any committee of the Trustees, Trustees who are Interested Persons in any action to be taken may be counted for quorum purposes under this Section and shall be entitled to vote to the extent not prohibited by the 1940 Act.

All or any one or more Trustees may participate in a meeting of the Trustees or any committee thereof by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other; participation in a meeting pursuant to any such communications system shall constitute presence in person at such meeting, subject, for so long as the Trust shall remain registered as an investment company under the 1940 Act, to the requirements of the 1940 Act with respect to attendance in person.

2.6 Trustee Action by Written Consent. Any action which may be taken by Trustees by vote may be taken without a meeting if that number of the Trustees, or members of a committee, as the case may be, required for approval of such action at a meeting of the Trustees or of such committee consent to the action in writing and the written consents are filed with the records of the meetings of Trustees. Such consent shall be treated for all purposes as a vote taken at a meeting of Trustees.

2.7 Officers. The Trustees shall elect a President, a Secretary and a Treasurer and may elect a Chairman who shall serve at the pleasure of the Trustees or until their successors are elected. The Trustees may elect or appoint or may authorize the Chairman, if any, or President to appoint such other officers or agents with such powers as the Trustees may deem to be advisable. A Chairman shall, and the President, Secretary and Treasurer may, but need not, be a Trustee.

ARTICLE III

POWERS AND DUTIES OF TRUSTEES

3.1 General. Trustees shall act in good faith in the manner they reasonably believe to be in the best interest of the Trust as a whole. The Trustees shall have exclusive and absolute control over the Trust Property and over the business of the Trust to the same extent as if the Trustees were the sole owners of the Trust Property and business in their own right, but with such powers of delegation as may be permitted by this Declaration. The Trustees may perform such acts as in their sole discretion are proper for conducting the business of the Trust. The enumeration of any specific power herein shall not be construed as limiting the aforesaid power. Such powers of the Trustees may be exercised without order of or resort to any court.

3.2 Investments. The Trustees shall have power, subject, for so long as the Trust shall remain registered as an investment company under the 1940 Act, to the Fundamental Policies in effect from time to time with respect to the Trust, to:

(a)    manage, conduct, operate and carry on any lawful business activity;

(b)    subscribe for, invest in, reinvest in, purchase or otherwise acquire, hold, pledge, sell, assign, transfer, exchange, distribute or otherwise deal in or dispose of any and all sorts of property, tangible or intangible, including but not limited to interests in real estate and securities of any type whatsoever, whether equity or non-equity, of any issuer, evidences of indebtedness of any person and any other rights, interests, instruments or property of any sort and to exercise any and all rights, powers and privileges of ownership or interest in respect of any and all such investments of every kind and description, including, without limitation, the right to consent and otherwise act with respect thereto, with power to designate one or more Persons to exercise any of said rights, powers and privileges in respect of any of said investments. The Trustees shall not be limited by any law limiting the investments which may be made by fiduciaries.

3.3 Legal Title. Legal title to all the Trust Property shall be vested in the Trustees as joint tenants except that the Trustees shall have power to cause legal title to any Trust Property to be held by or in the name of one or more of the Trustees, or in the name of the Trust, or in the name of any other Person as nominee, custodian or pledgee, on such terms as the Trustees may determine; provided that the interest of the Trust therein is appropriately protected.

The right, title and interest of the Trustees in the Trust Property shall vest automatically in each person who may hereafter become a Trustee upon his due election and qualification. Upon the ceasing of any person to be a Trustee for any reason, such person shall automatically cease to have any right, title or interest in any of the Trust Property, and the right, title and interest of such Trustee in the Trust Property shall vest automatically in the remaining Trustees. Such vesting and cessation of title shall be effective whether or not conveyancing documents have been executed and delivered.

3.4 Issuance and Repurchase of Shares. The Trustees shall have the power to issue, sell, repurchase, redeem, retire, cancel, acquire, hold, resell, reissue, dispose of, transfer, and otherwise deal in, Shares, including Shares in fractional denominations, and, subject to the more detailed provisions set forth in ARTICLE VIII and ARTICLE IX, to apply to any such repurchase, redemption, retirement, cancellation or acquisition of Shares any funds or property whether capital or surplus or otherwise, to the full extent now or hereafter permitted under the DSTA.

3.5 Borrow Money or Utilize Leverage. Subject to the Fundamental Policies in effect from time to time with respect to the Trust, the Trustees shall have the power to borrow money or otherwise obtain credit or utilize leverage to the maximum extent permitted by law or regulation as such may be needed from time to time and to secure the same by mortgaging, pledging or otherwise subjecting as security the assets of the Trust, including the lending of portfolio securities, and to endorse, guarantee, or undertake the performance of any obligation, contract or engagement of any other person, firm, association or corporation.

3.6 Delegation; Committees. The Trustees shall have the power, consistent with their continuing exclusive authority over the management of the Trust and the Trust Property, to delegate from time to time to such of their number or to officers, employees or agents of the Trust the doing of such things, including any matters set forth in this Declaration, and the execution of such instruments either in the name of the Trust or the names of the Trustees or otherwise as the Trustees may deem expedient. The Trustees may designate one or more committees which shall have all or such lesser portion of the authority of the entire Board of Trustees as the Trustees shall determine from time to time except, for so long as the Trust shall remain registered as an investment company under the 1940 Act, to the extent action by the entire Board of Trustees or particular Trustees is required by the 1940 Act.

3.7 Collection and Payment. The Trustees shall have power to collect all property due to the Trust; to pay all claims, including taxes, against the Trust Property or the Trust, the Trustees or any officer, employee or agent of the Trust; to prosecute, defend, compromise or abandon any claims relating to the Trust Property or the Trust, or the Trustees or any officer, employee or agent of the Trust; to foreclose any security interest securing any obligations, by virtue of which any property is owed to the Trust; and to enter into releases, agreements and other instruments. The Shareholders shall have no power to vote as to whether or not a court action, legal proceeding or claim should or should not be brought or maintained derivatively or as a class action on behalf of the Trust or the Shareholders.

3.8 Expenses. The Trustees shall have power to incur and pay out of the assets or income of the Trust any expenses which in the opinion of the Trustees are necessary or incidental to carry out any of the purposes of this Declaration, and the business of the Trust, and to pay reasonable compensation from the funds of the Trust to themselves as Trustees. The Trustees shall fix the compensation of all officers, employees and Trustees. The Trustees may pay themselves such compensation for special services, including legal, underwriting, syndicating and brokerage services, as they in good faith may deem reasonable and reimbursement for expenses reasonably incurred by themselves on behalf of the Trust. The Trustees shall have the power, as frequently as they may determine, to cause each Shareholder to pay directly, in advance or arrears, for charges of distribution, of the custodian or transfer, Shareholder servicing or similar agent, a pro rata amount as defined from time to time by the Trustees, by setting off such charges due from such Shareholder from declared but unpaid dividends or distributions owed such Shareholder and/or by reducing the number of shares in the account of such Shareholder by that number of full and/or fractional Shares which represents the outstanding amount of such charges due from such Shareholder.

3.9 By-Laws. The Trustees shall have the exclusive authority to adopt and from time to time amend or repeal By-Laws for the conduct of the business of the Trust.

3.10 Miscellaneous Powers. The Trustees shall have the power to: (a) employ or contract with such Persons as the Trustees may deem desirable for the transaction of the business of the Trust; (b) enter into joint ventures, partnerships and any other combinations or associations; (c) purchase, and pay for out of Trust Property, insurance policies insuring the Shareholders, Trustees, officers, employees, agents, investment advisors, distributors, selected dealers or independent contractors of the Trust against all claims arising by reason of holding any such position or by reason of any action taken or omitted by any such Person in such capacity, whether or not constituting negligence, or whether or not the Trust would have the power to indemnify such Person against such liability; (d) establish pension, profit-sharing, share purchase, and other retirement, incentive and benefit plans for any Trustees, officers, employees and agents of the Trust; (e) make donations, irrespective of benefit to the Trust, for charitable, religious, educational, scientific, civic or similar purposes; (f) to the full extent permitted by law, indemnify any Person with whom the Trust has dealings, including, without limitation, any advisor, administrator, manager, transfer agent, custodian, distributor or selected dealer, or any other person as the Trustees may see fit to such extent as the Trustees shall determine; (g) guarantee indebtedness or contractual obligations of others; (h) determine and change the fiscal year of the Trust and the method in which its accounts shall be kept; (i) notwithstanding the Fundamental Policies of the Trust, convert the Trust to a master-feeder structure; provided, however, for so long as the Trust shall remain registered as an investment company under the 1940 Act, the Trust obtains the approval of shareholders holding at least a majority of the Trust’s Shares present at a meeting of Shareholders at which a quorum is present; and (j) adopt a seal for the Trust but the absence of such seal shall not impair the validity of any instrument executed on behalf of the Trust.

3.11 Further Powers. The Trustees shall have the power to conduct the business of the Trust and carry on its operations in any and all of its branches and maintain offices both within and without the State of Delaware, in any and all states of the United States of America, in the District of Columbia, in any foreign country and in any and all commonwealths, municipalities, territories, dependencies, colonies, possessions, agencies or instrumentalities of the United States of America and of foreign governments, and to do all such other things and execute all such instruments as they deem necessary, proper or desirable in order to promote the interests of the Trust although such things are not herein specifically mentioned. Any determination as to what is in the interests of the Trust made by the Trustees in good faith shall be conclusive. In construing the provisions of this Declaration, the presumption shall be in favor of a grant of power to the Trustees. The Trustees will not be required to obtain any court order to deal with the Trust Property.

ARTICLE IV

ADVISORY, MANAGEMENT AND DISTRIBUTION ARRANGEMENTS

4.1 Advisory and Management Arrangements. Subject, for so long as the Trust shall remain registered as an investment company under the 1940 Act, to the requirements of the 1940 Act, the Trustees may in their discretion from time to time enter into advisory, administration or management contracts (including, in each case, one or more sub-advisory, sub-administration or sub-management contracts) whereby the other party to any such contract shall undertake to furnish such advisory, administrative and management services with respect to the Trust as the Trustees shall from time to time consider desirable and all upon such terms and conditions as the Trustees may in their discretion determine. Notwithstanding any provisions of this Declaration, the Trustees may authorize any advisor, administrator or manager (subject to such general or specific instructions as the Trustees may from time to time adopt) to exercise any of the powers of the Trustees, including to effect investment transactions with respect to the assets on behalf of the Trust to the full extent of the power of the Trustees to effect such transactions or may authorize any officer, employee or Trustee to effect such transactions pursuant to recommendations of any such advisor, administrator or manager (and all without further action by the Trustees). Any such investment transaction shall be deemed to have been authorized by all of the Trustees.

4.2 Distribution Arrangements. Subject, for so long as the Trust shall remain registered as an investment company under the 1940 Act, to the requirements of the 1940 Act, the Trustees may retain underwriters and/or placement agents to sell Shares and other securities of the Trust. The Trustees may in their discretion from time to time enter into one or more contracts, providing for the sale of securities of the Trust, whereby the Trust may either agree to sell such securities to the other party to the contract or appoint such other party its sales agent for such securities. In either case, the contract shall be on such terms and conditions as the Trustees may in their discretion determine not inconsistent with the provisions of this ARTICLE IV or the By-Laws; and such contract may also provide for the repurchase or sale of securities of the Trust by such other party as principal or as agent of the Trust and may provide that such other party may enter into selected dealer agreements with registered securities dealers and brokers and servicing and similar agreements with persons who are not registered securities dealers to further the purposes of the distribution or repurchase of the securities of the Trust.

4.3 Parties to Contract. Any contract of the character described in Sections 4.1 and 4.2 of this ARTICLE IV or in ARTICLE VII hereof or otherwise may be entered into with any Person, although one or more of the Trustees, officers or employees of the Trust may be an officer, director, trustee, shareholder, or member of such other party to the contract, and no such contract shall be invalidated or rendered voidable by reason of the existence of any such relationship, nor shall any Person holding such relationship be liable merely by reason of such relationship for any loss or expense to the Trust under or by reason of said contract or accountable for any profit realized directly or indirectly therefrom; provided that the contract when entered into was reasonable and fair and not in violation of this Declaration or the By-Laws. The same Person may be the other party to contracts entered into pursuant to Sections 4.1 and 4.2 above or ARTICLE VII hereof or otherwise, and any individual may be financially interested or otherwise affiliated with Persons who are parties to any or all of the contracts mentioned in this Section 4.3.

ARTICLE V

LIMITATIONS OF LIABILITY AND INDEMNIFICATION

5.1 No Personal Liability of Shareholders, Trustees, etc. No Shareholder of the Trust shall be subject in such capacity to any personal liability whatsoever to any Person in connection with Trust Property or the acts, obligations or affairs of the Trust. Shareholders shall have the limitation of personal liability provided under the DSTA. No Trustee or officer of the Trust shall be subject in such capacity to any personal liability whatsoever to any Person, save only, for so long as the Trust shall remain registered as an investment company under the 1940 Act, liability to the Trust or its Shareholders arising from bad faith, willful misfeasance, gross negligence or reckless disregard for his duty to such Person; and, subject to the foregoing exception, all such Persons shall look solely to the Trust Property for satisfaction of claims of any nature arising in connection with the affairs of the Trust. If any Shareholder, Trustee or officer, as such, of the Trust, is made a party to any suit or proceeding to enforce any such liability, subject to the foregoing exception, he shall not, on account thereof, be held to any personal liability. Any repeal or modification of this Section 5.1 shall not adversely affect any right or protection of a Trustee or officer of the Trust existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

5.2 Mandatory Indemnification. (a) Subject to any limitations or requirements contained in the By-Laws, the Trust hereby agrees to indemnify each person who at any time serves as a Trustee or officer of the Trust (each such person being an “indemnitee”) against any liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and reasonable counsel fees reasonably incurred by such indemnitee in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, before any court or administrative or investigative body in which he may be or may have been involved as a party or otherwise or with which he may be or may have been threatened, while acting in any capacity set forth in this ARTICLE V by reason of his having acted in any such capacity, except with respect to any matter as to which he shall not have acted in good faith in the reasonable belief that his action was in the best interest of the Trust or, in the case of any criminal proceeding, as to which he shall have had reasonable cause to believe that the conduct was unlawful; provided, however, that, for so long as the Trust shall remain registered as an investment company under the 1940 Act, no indemnitee shall be indemnified hereunder against any liability to any person or any expense of such indemnitee arising by reason of (i) willful misfeasance, (ii) bad faith, (iii) gross negligence, or (iv) reckless disregard of the duties involved in the conduct of his position (the conduct referred to in such clauses (i) through (iv) being sometimes referred to herein as “disabling conduct”). Notwithstanding the foregoing, with respect to any action, suit or other proceeding voluntarily prosecuted by any indemnitee as plaintiff, indemnification shall be mandatory only if the prosecution of such action, suit or other proceeding by such indemnitee (1) was authorized by a majority of the Trustees or (2) was instituted by the indemnitee to enforce his or her rights to indemnification hereunder in a case in which the indemnitee is found to be entitled to such indemnification. The rights to indemnification set forth in this Declaration shall continue as to a person who has ceased to be a Trustee or officer of the Trust and shall inure to the benefit of his or her heirs, executors and personal and legal representatives. No amendment or restatement of this Declaration or repeal of any of its provisions shall limit or eliminate any of the benefits provided to any person who at any time is or was a Trustee or officer of the Trust or otherwise entitled to indemnification hereunder in respect of any act or omission that occurred prior to such amendment, restatement or repeal.

(b)    Notwithstanding the foregoing, for so long as the Trust shall remain registered as an investment company under the 1940 Act, no indemnification shall be made hereunder unless there has been a determination (i) by a final decision on the merits by a court or other body of competent jurisdiction before whom the issue of entitlement to indemnification hereunder was brought that such indemnitee is entitled to indemnification hereunder or, (ii) in the absence of such a decision, by (1) a majority vote of a quorum of those Trustees who are neither “interested persons” of the Trust (as defined in Section 2(a)(19) of the 1940 Act) nor parties to the proceeding (“Disinterested Non-Party Trustees”), that the indemnitee is entitled to indemnification hereunder, or (2) if such quorum is not obtainable or even if obtainable, if such majority so directs, independent legal counsel in a written opinion concludes that the indemnitee should be entitled to indemnification hereunder. All determinations to make advance payments in connection with the expense of defending any proceeding shall be authorized and made in accordance with the immediately succeeding paragraph (c) below.

(c)    The Trust shall make advance payments in connection with the expenses of defending any action with respect to which indemnification might be sought hereunder if the Trust receives a written affirmation by the indemnitee of the indemnitee’s good faith belief that the standards of conduct necessary for indemnification have been met and a written undertaking to reimburse the Trust unless it is subsequently determined that the indemnitee is entitled to such indemnification and if a majority of the

Trustees determine that the applicable standards of conduct necessary for indemnification appear to have been met. In addition, at least one of the following conditions must be met: (i) the indemnitee shall provide adequate security for his undertaking, (ii) the Trust shall be insured against losses arising by reason of any lawful advances, or (iii) a majority of a quorum of Trustees not party to the action (or, for so long as the Trust shall remain registered as an investment company under the 1940 Act, the Disinterested Non-Party Trustees), or if a majority vote of such quorum so direct, independent legal counsel in a written opinion, shall conclude, based on a review of readily available facts (as opposed to a full trial-type inquiry), that there is substantial reason to believe that the indemnitee ultimately will be found entitled to indemnification.

(d)    The rights accruing to any indemnitee under these provisions shall not exclude any other right which any person may have or hereafter acquire under this Declaration, the By-Laws of the Trust, any statute, agreement, vote of Shareholders or Trustees (provided that, for so long as the Trust shall remain registered as an investment company under the 1940 Act, such vote includes the vote of a majority of the Trustees who are not “interested persons,” as defined in Section 2(a)(19) of the 1940 Act) or any other right to which he or she may be lawfully entitled.

(e)    Subject to (1), for so long as the Trust shall remain registered as an investment company under the 1940 Act, any limitations provided by the 1940 Act and (2) this Declaration, the Trust shall have the power and authority to indemnify and provide for the advance payment of expenses to employees, agents and other Persons providing services to the Trust or serving in any capacity at the request of the Trust to the full extent permitted by law and may indemnify or provide for the advance payment of expenses for such Persons; provided that such indemnification has been approved by a majority of the Trustees.

5.3 No Bond Required of Trustees. No Trustee shall, as such, be obligated to give any bond or other security for the performance of any of his duties hereunder.

5.4 No Duty of Investigation; No Notice in Trust Instruments, etc. No purchaser, lender, transfer agent or other person dealing with the Trustees or with any officer, employee or agent of the Trust shall be bound to make any inquiry concerning the validity of any transaction purporting to be made by the Trustees or by said officer, employee or agent or be liable for the application of money or property paid, loaned, or delivered to or on the order of the Trustees or of said officer, employee or agent. Every obligation, contract, undertaking, instrument, certificate, Share, other security of the Trust, and every other act or thing whatsoever executed in connection with the Trust shall be conclusively taken to have been executed or done by the executors thereof only in their capacity as Trustees under this Declaration or in their capacity as officers, employees or agents of the Trust. The Trustees may maintain insurance for the protection of the Trust Property, the Shareholders, Trustees, officers, employees and agents in such amount as the Trustees shall deem adequate to cover possible tort liability, and such other insurance as the Trustees in their sole judgment shall deem advisable or is required by the 1940 Act.

5.5 Reliance on Experts, etc. Each Trustee and officer or employee of the Trust shall, in the performance of its duties, be fully and completely justified and protected with regard to any act or any failure to act resulting from reliance in good faith upon the books of account or other records of the Trust, upon an opinion of counsel, or upon reports made to the Trust by any of the Trust’s officers or employees or by any advisor, administrator, manager, distributor, selected dealer, accountant, appraiser or other expert or consultant selected with reasonable care by the Trustees, officers or employees of the Trust, regardless of whether such counsel or expert may also be a Trustee.

ARTICLE VI

SHARES OF BENEFICIAL INTEREST

6.1 Beneficial Interest. The interest of the beneficiaries hereunder shall be divided into an unlimited number of transferable shares of beneficial interest, par value $.001 per share. All Shares issued in accordance with the terms hereof, including, without limitation, Shares issued in connection with a dividend in Shares or a split of Shares, shall be fully paid and, except as provided in the last sentence of Section 3.8, nonassessable when the consideration determined by the Trustees (if any) therefor shall have been received by the Trust.

6.2 Other Securities. The Trustees may, subject, for so long as the Trust shall remain registered as an investment company under the 1940 Act, to the Fundamental Policies and the requirements of the 1940 Act, authorize and issue such other securities of the Trust as they determine to be necessary, desirable or appropriate, having such terms, rights, preferences, privileges, limitations and restrictions as the Trustees see fit, including multiple classes of common shares, preferred interests, debt securities or other senior securities. To the extent that the Trustees authorize and issue additional shares of any class or series, they are hereby authorized and empowered to amend or supplement this Declaration as they deem necessary or appropriate, including to comply with the requirements of any applicable law or requirements imposed by the rating agencies or other Persons, all without the approval of Shareholders. Any such supplement or amendment shall be filed as is necessary. The Trustees are also authorized to take such actions and retain such persons as they see fit to offer and sell such securities.

6.3 Rights of Shareholders. The Shares shall be personal property giving only the rights in this Declaration specifically set forth. The ownership of the Trust Property of every description and the right to conduct any business herein before described are vested exclusively in the Trustees, and the Shareholders shall have no interest therein other than the beneficial interest conferred by their Shares, and they shall have no right to call for any partition or division of any property, profits, rights or interests of the Trust nor can they be called upon to share or assume any losses of the Trust or, subject to the right of the Trustees to charge certain expenses directly to Shareholders, as provided in the last sentence of Section 3.8, suffer an assessment of any kind by virtue of their ownership of Shares. The Shares shall not entitle the holder to preference, preemptive, appraisal, conversion or exchange rights (except as specified in this Section 6.3, in Section 11.4 or as specified by the Trustees when creating any class or series of Shares).

6.4 Trust Only. It is the intention of the Trustees to create only the relationship of Trustee and beneficiary between the Trustees and each Shareholder from time to time. It is not the intention of the Trustees to create a general partnership, limited partnership, joint stock association, corporation, bailment or any form of legal relationship other than a trust. Nothing in this Declaration shall be construed to make the Shareholders, either by themselves or with the Trustees, partners or members of a joint stock association.

6.5 Issuance of Shares. The Trustees, in their discretion, may from time to time without vote of the Shareholders issue Shares including preferred shares that may have been established pursuant to Section 6.2, in addition to the then issued and outstanding Shares and Shares held in the treasury, to such party or parties and for such amount and type of consideration, including cash or property, at such time or times, and on such terms as the Trustees may determine, and may in such manner acquire other assets (including the acquisition of assets subject to, and in connection with the assumption of, liabilities) and businesses. The Trustees may from time to time divide or combine the Shares into a greater or lesser number without thereby changing the proportionate beneficial interest in such Shares. Issuances and redemptions of Shares may be made in whole Shares and/or l/l,000ths of a Share or multiples thereof as the Trustees may determine.

6.6 Register of Shares. A register shall be kept at the offices of the Trust or any transfer agent duly appointed by the Trustees under the direction of the Trustees which shall contain the names and addresses of the Shareholders and the number of Shares held by them respectively and a record of all transfers thereof. Separate registers shall be established and maintained for each class or series of Shares. Each such register shall be conclusive as to who are the holders of the Shares of the applicable class or series of Shares and who shall be entitled to receive dividends or distributions or otherwise to exercise or enjoy the rights of Shareholders. No Shareholder shall be entitled to receive payment of any dividend or distribution, nor to have notice given to him as herein provided, until he has given his address to a transfer agent or such other officer or agent of the Trustees as shall keep the register for entry thereon. It is not contemplated that certificates will be issued for the Shares; however, the Trustees, in their discretion, may authorize the issuance of share certificates and promulgate appropriate fees therefore and rules and regulations as to their use.

6.7 Transfer Agent and Registrar. The Trustees shall have power to employ a transfer agent or transfer agents, and a registrar or registrars, with respect to the Shares. The transfer agent or transfer agents may keep the applicable register and record therein, the original issues and transfers, if any, of the said Shares. Any such transfer agents and/or registrars shall perform the duties usually performed by transfer agents and registrars of certificates of stock in a corporation, as modified by the Trustees.

6.8 Transfer of Shares. Shares shall be transferable on the records of the Trust only by the record holder thereof or by its agent thereto duly authorized in writing, upon delivery to the Trustees or a transfer agent of the Trust of a duly executed instrument of transfer, together with such evidence of the genuineness of each such execution and authorization and of other matters (including compliance with any securities laws and contractual restrictions) as may reasonably be required. Upon such delivery the transfer shall be recorded on the applicable register of the Trust. Until such record is made, the Shareholder of record shall be deemed to be the holder of such Shares for all purposes hereof and neither the Trustees nor any transfer agent or registrar nor any officer, employee or agent of the Trust shall be affected by any notice of the proposed transfer.

Any person becoming entitled to any Shares in consequence of the death, bankruptcy, or incompetence of any Shareholder, or otherwise by operation of law, shall be recorded on the applicable register of Shares as the holder of such Shares upon production of the proper evidence thereof to the Trustees or a transfer agent of the Trust, but until such record is made, the Shareholder of record shall be deemed to be the holder of such for all purposes hereof, and neither the Trustees nor any transfer agent or registrar nor any officer or agent of the Trust shall be affected by any notice of such death, bankruptcy or incompetence, or other operation of law.

6.9 Notices. Any and all notices to which any Shareholder hereunder may be entitled and any and all communications shall be deemed duly served or given (1) if mailed, postage prepaid, addressed to any Shareholder of record at his last known address as recorded on the applicable register of the Trust; (2) by press release or posting on the Trust’s publicly available website together in either case with the filing of a Form 8-K; or (3) such other method as the Trustees may determine.

ARTICLE VII

CUSTODIANS

7.1 Appointment and Duties. The Trustees shall at all times employ a custodian or custodians, for so long as the Trust shall remain registered as an investment company under the 1940 Act, meeting the qualifications for custodians for portfolio securities of investment companies contained in the 1940 Act, as custodian with respect to the assets of the Trust. Any custodian shall have authority as agent of the Trust as determined by the custodian agreement or agreements, but subject to such restrictions, limitations and other requirements, if any, as may be contained in the By-Laws of the Trust and, for so long as the Trust shall remain registered as an investment company under the 1940 Act, the 1940 Act, including without limitation authority:

(1)    to hold the securities owned by the Trust and deliver the same upon written order;

(2)    to receive any receipt for any moneys due to the Trust and deposit the same in its own banking department (if a bank) or elsewhere as the Trustees may direct;

(3)    to disburse such funds upon orders or vouchers;

(4)    if authorized by the Trustees, to keep the books and accounts of the Trust and furnish clerical and accounting services; and

(5)    if authorized to do so by the Trustees, to compute the net income or net asset value of the Trust; all upon such basis of compensation as may be agreed upon between the Trustees and the custodian.

The Trustees may also authorize each custodian to employ one or more sub-custodians from time to time to perform such of the acts and services of the custodian and upon such terms and conditions, as may be agreed upon between the custodian and such sub-custodian and approved by the Trustees; provided that, for so long as the Trust shall remain registered as an investment company under the 1940 Act, in every case such sub-custodian shall meet the qualifications for custodians contained in the 1940 Act.

7.2 Central Certificate System. Subject to such rules, regulations and orders as the Commission may adopt, the Trustees may direct the custodian to deposit all or any part of the securities owned by the Trust in a system for the central handling of securities established by a national securities exchange or a national securities association registered with the Commission under the Securities Exchange Act of 1934, or such other Person as may be permitted by the Commission, or otherwise, for so long as the Trust shall remain registered as an investment company under the 1940 Act, in accordance with the 1940 Act, pursuant to which system all securities of any particular class of any issuer deposited within the system are treated as fungible and may be transferred or pledged by bookkeeping entry without physical delivery of such securities; provided that all such deposits shall be subject to withdrawal only upon the order of the Trust.

ARTICLE VIII

REDEMPTION

8.1 Redemptions. Except as otherwise provided by a majority of Trustees, the Shares of the Trust are not redeemable by the holders.

8.2 Disclosure of Holding. The holders of Shares or other securities of the Trust shall upon demand disclose to the Trustees in writing such information with respect to direct and indirect ownership of Shares or other securities of the Trust as the Trustees deem necessary to comply with the provisions of the Code or other applicable laws or regulations, or to comply with the requirements of any other taxing or regulatory authority or as the Trustees may otherwise determine is necessary or desirable.

ARTICLE IX

DETERMINATION OF NET ASSET VALUE NET INCOME AND DISTRIBUTIONS

9.1 Net Asset Value. For so long as the Trust shall remain registered as an investment company under the 1940 Act, the net asset value of each outstanding Share of the Trust shall be determined at such time or times on such days as the Trustees may determine, in accordance with the 1940 Act. The method of determination of net asset value shall be determined by the Trustees and shall be as set forth in the Prospectus or as may otherwise be determined by the Trustees. The power and duty to make the net asset value calculations may be delegated by the Trustees and shall be as generally set forth in the Prospectus or as may otherwise be determined by the Trustees.

9.2 Distributions to Shareholders. (a) The Trustees shall from time to time distribute ratably among the Shareholders of any class of Shares, or any series of any such class, in accordance with the number of outstanding full and fractional Shares of such class or any series of such class, such proportion of the net profits, surplus (including paid-in surplus), capital, or assets held by the Trustees as they may deem proper or as may otherwise be determined in accordance with this Declaration. Any such distribution may be made in cash or property (including without limitation any type of obligations of the Trust or any assets thereof) or Shares of any class or series or any combination thereof, and the Trustees may distribute ratably among the Shareholders of any class of shares or series of any such class, in accordance with the number of outstanding full and fractional Shares of such class or any series of such class, additional Shares of any class or series in such manner, at such times, and on such terms as the Trustees may deem proper or as may otherwise be determined in accordance with this Declaration.

(b)    Distributions pursuant to this Section 9.2 may be among the Shareholders of record of the applicable class or series of Shares at the time of declaring a distribution or among the Shareholders of record at such later date as the Trustees shall determine and specify.

(c)    The Trustees may always retain from the net profits such amount as they may deem necessary to pay the debts or expenses of the Trust or to meet obligations of the Trust, or as they otherwise may deem desirable to use in the conduct of its affairs or to retain for future requirements or extensions of the business.

(d)    Inasmuch as the computation of net income and gains for Federal income tax purposes may vary from the computation thereof on the books, the above provisions shall be interpreted to give the Trustees the power in their discretion to distribute for any fiscal year as ordinary dividends and as capital gains distributions, respectively, additional amounts sufficient to enable the Trust to avoid or reduce liability for taxes.

9.3 Power to Modify Foregoing Procedures. Notwithstanding any of the foregoing provisions of this ARTICLE IX, the Trustees may prescribe, in their absolute discretion except, for so long as the Trust shall remain registered as an investment company under the 1940 Act, as may be required by the 1940 Act, such other bases and times for determining the per share asset value of the Trust’s Shares or net income, or the declaration and payment of dividends and distributions as they may deem necessary or desirable for any reason, including to enable the Trust to comply with any provision of the 1940 Act, or any securities exchange or association registered under the Securities Exchange Act of 1934, or any order of exemption issued by the Commission, all as in effect now or hereafter amended or modified.

ARTICLE X

SHAREHOLDERS

10.1 Meetings of Shareholders. The Trust shall, to the extent required by applicable law, rules or regulations, hold annual meetings of the Shareholders. A special meeting of Shareholders may be called at any time by a majority of the Trustees or the President and shall be called by any Trustee for any proper purpose upon written request of Shareholders of the Trust holding in the aggregate not less than 51% of the outstanding Shares of the Trust or class or series of Shares having voting rights on the matter, such request specifying the purpose or purposes for which such meeting is to be called. Any shareholder meeting, including a Special Meeting, shall be held within or without the State of Delaware on such day and at such time as the Trustees shall designate.

10.2 Voting. Shareholders shall have no power to vote on any matter except matters on which a vote of Shareholders is required by this Section 10.2, Section 11.2(a), Section 11.3, Section 11.4, Section 11.6 and Section 11.7 of this Declaration or by resolution of the Trustees. This Declaration expressly provides that no matter for which voting is required by the Statutory Trust Act in the absence of the contrary provision in the Declaration shall require any vote. Except as otherwise provided herein, any matter required to be submitted to Shareholders and affecting one or more classes or series of Shares shall require approval by the required vote of all the affected classes and series of Shares voting together as a single class; provided, however, that as to any matter with respect to which a separate vote of any class or series of Shares is provided for by resolution of the Trustees, such requirement as to a separate vote by that class or series of Shares shall apply in addition to a vote of all the affected classes and series voting together as a single class. Shareholders of a particular class or series of Shares shall not be entitled to vote on any matter that affects only one or more other classes or series of Shares. There shall be no cumulative voting in the election or removal of Trustees.

10.3 Notice of Meeting and Record Date. Notice of all meetings of Shareholders, stating the time, place and purposes of the meeting, shall be given by the Trustees by mail to each Shareholder of record entitled to vote thereat at its registered address, mailed at least 10 days and not more than 120 days before the meeting or otherwise in compliance with applicable law. Only the business stated in the notice of the meeting shall be considered at such meeting. Any postponed or adjourned meeting may be held as postponed or adjourned one or more times without further notice not later than 120 days after the original meeting date. For the purposes of determining the Shareholders who are entitled to notice of and to vote at any meeting the Trustees may, without closing the transfer books, fix a date not more than 120 nor less than 10 days prior to the date of such meeting of Shareholders as a record date for the determination of the Persons to be treated as Shareholders of record for such purposes.

10.4 Quorum and Required Vote. (a) Subject to such greater or lesser amount determined by the Trustees as to any or all matters, the holders of a majority of the Shares entitled to vote on any matter at a meeting present in person or by proxy shall constitute a quorum at such meeting of the Shareholders for purposes of conducting business on such matter. The absence from any meeting, in person or by proxy, of a quorum of Shareholders for action upon any given matter shall not prevent action at such meeting upon any other matter or matters which may properly come before the meeting, if there shall be present thereat, in person or by proxy, a quorum of Shareholders in respect of such other matters.

(b)     Subject to any provision of this Declaration or a resolution of the Trustees specifying a greater or a lesser vote requirement for the transaction of any item of business at any meeting of Shareholders, (i) with respect to the election of Trustees, the affirmative vote of a plurality of the Shares represented in person or by proxy at any meeting at which a quorum is present shall be the act of the shareholders with respect to such matters, (ii) with respect to all other matters, the affirmative vote of a majority of the Shares present in person or represented by proxy and entitled to vote on the subject matter shall be the act of the Shareholders with respect to such matter, and (iii) where a separate vote of one or more classes or series of Shares is required on any matter, the affirmative vote of a majority of the Shares of such class or series of Shares present in person or represented by proxy at the meeting shall be the act of the Shareholders of such class or series with respect to such matter. Any purported vote of any Shareholders which purported vote does not meet the requirements of applicable state or federal law may be disregarded as invalid if so determined by the Trustees or the chairman of any meeting of shareholders. In such event, such shares shall nevertheless be counted for purposes of determining whether a quorum is present.

10.5 Proxies, etc. At any meeting of Shareholders, any holder of Shares entitled to vote thereat may vote by properly executed proxy; provided that no proxy shall be voted at any meeting unless it shall have been placed on file with the Secretary, or with such other officer or agent of the Trust as the Secretary may direct, for verification prior to the time at which such vote shall be taken. Pursuant to a resolution of a majority of the Trustees, proxies may be solicited in the name of one or more Trustees or one or more of the officers or employees of the Trust. No proxy shall be valid after the expiration of 11 months from the date thereof, unless otherwise provided in the proxy. Only Shareholders of record shall be entitled to vote. Each full Share shall be entitled to one vote and fractional Shares shall be entitled to a vote of such fraction. When any Share is held jointly by several persons, any one of them may vote at any meeting in person or by proxy in respect of such Share, but if more than one of them shall be present at such meeting in person or by proxy, and such joint owners or their proxies so present disagree as to any vote to be cast, such vote shall not be received in respect of such Share. A proxy purporting to be executed by or on behalf of a Shareholder shall be deemed valid unless challenged at or prior to its exercise If the holder of any such Share is a minor or a person of unsound mind, and subject to guardianship or to the legal control of any other person as regards the charge or management of such Share, he may vote by his guardian or such other person appointed or having such control, and such vote may be given in person or by proxy.

10.6 Reports. The Trustees shall cause to be prepared at least annually and more frequently to the extent and in the form required by law, regulation or any exchange on which Trust Shares are listed a report of operations containing a balance sheet and statement of income and undistributed income of the Trust prepared in conformity with generally accepted accounting principles and an opinion of an independent public accountant on such financial statements. Copies of such reports shall be mailed to all Shareholders of record within the time required by applicable federal law or stock exchange requirements, and in any event within a reasonable period preceding any annual meeting of Shareholders. The Trustees shall, in addition, furnish to the Shareholders to the extent required by law, interim reports containing an unaudited balance sheet of the Trust as of the end of such period and an unaudited statement of income and surplus for the period from the beginning of the current fiscal year to the end of such period.

10.7 Inspection of Records. Shareholders shall have the right to inspect the records of the Trust, including, without limitation, Shareholder lists, documents, accounts and books of the Trust only to the extent inalienably granted under the DSTA; all other such rights whether or not provided in the DSTA are expressly precluded. All Shareholders’ requests to inspect the records of the Trust shall be submitted by Shareholders to the Trustees in writing. Upon receipt of such requests, the Trustees may in their discretion establish procedures for any permitted inspections. To preserve the integrity of the Trust’s records, the

Trustees may provide certified copies of Trust records rather than originals. The Trustees shall not be required to create records or obtain records from third parties to satisfy Shareholders’ requests. The Trustees may require Shareholders to pay in advance or otherwise indemnify the Trust for the costs and expenses of Shareholders’ inspection of records. Nothing in this Section 10.7 is intended nor shall be construed to permit Shareholders to inspect the records of the Trust except as may be required by the DSTA or permitted by the Trustees in their discretion.

10.8 Shareholder Action by Written Consent. Except as otherwise provided by a majority of the Trustees then in office, shareholder action may only be taken at a duly called and held meeting of Shareholders called for such purpose, and not by written consent.

ARTICLE XI

DURATION; TERMINATION OF TRUST; AMENDMENT; MERGERS, ETC.

11.1 Duration. Subject to possible termination in accordance with the provisions of Section 11.2 hereof, the Trust created hereby shall have perpetual existence.

11.2 Termination. (a) The Trust may be dissolved, only upon approval of not less than 80% of the Trustees. Upon the dissolution of the Trust:

(i)    The Trust shall carry on no business except for the purpose of winding up its affairs.

(ii)    The Trustees shall proceed to wind up the affairs of the Trust and all of the powers of the Trustees under this Declaration shall continue until the affairs of the Trust shall have been wound up, including the power to fulfill or discharge the contracts of the Trust, collect its assets, sell, convey, assign, exchange, merge where the Trust is not the survivor, transfer or otherwise dispose of all or any part of the remaining Trust Property to one or more Persons at public or private sale for consideration which may consist in whole or in part in cash, securities or other property of any kind, discharge or pay its liabilities, and do all other acts appropriate to liquidate its business; provided that any sale, conveyance, assignment, exchange, merger in which the Trust is not the survivor, transfer or other disposition of all or substantially all the Trust Property of the Trust (measured at the time that such termination was originally approved by 80% of the Trustees as set forth in this Section 11.2(a)) shall require approval of the principal terms of the transaction and the nature and amount of the consideration by Shareholders with the same vote as set forth under Section 11.3(b) of this Declaration.

(iii)    After paying or adequately providing for the payment of all liabilities, and upon receipt of such releases, indemnities and refunding agreements, as they deem necessary for their protection, the Trustees may distribute the remaining Trust Property, in cash or in kind or partly each, among the Shareholders according to their respective rights.

(b)     After the winding up and termination of the Trust and distribution to the Shareholders as herein provided, a majority of the Trustees shall execute and lodge among the records of the Trust an instrument in writing setting forth the fact of such termination and shall execute and file a certificate of cancellation with the Secretary of State of the State of Delaware. Upon termination of the Trust, the Trustees shall thereupon be discharged from all further liabilities and duties hereunder, and the rights and interests of all Shareholders shall thereupon cease.

11.3 Amendment Procedure. (a) This Declaration may only be amended if such amendment is approved by a majority of the Trustees. Except as provided in Section 11.3(b), the Trustees may amend this Declaration without any vote of Shareholders of any class or series to divide the Shares of the Trust into one or more classes or additional classes, or one or more series of any such class or classes, to determine the rights, powers, preferences, limitations and restrictions of any class or series of Shares, to change the name of the Trust or any class or series of Shares, to make any change that does not adversely affect the relative rights or preferences of any individual Shareholder as compared to the rights and preferences of other Shareholders of the same class and series of Shares, as they may deem necessary or appropriate.

(b)    No amendment may be made to Section 5.1, Section 5.2, Section 10.2 Section 11.2(a), this Section 11.3, Section 11.4, Section 11.6 or Section 11.7 of this Declaration and no amendment may be made to this Declaration which would change any rights with respect to any Shares of the Trust by reducing any stated amount payable thereon in preference over all other classes or series of Shares upon liquidation of the Trust or by eliminating any voting rights pertaining thereto set forth in Section 10.2 of this Declaration (provided that nothing in this Section 11.3(b) shall limit the ability of the Trustees to authorize, and to cause the Trust to issue, other securities pursuant to Section 6.2), except after a majority of the Trustees have approved a resolution therefor, by the affirmative vote of the holders of not less than seventy-five percent (75%) of the Shares of each affected class or series outstanding, voting as separate classes or series, unless such amendment has been approved by 80% of the Trustees, in which case approval of Shareholders as set forth in Section 10.4 shall be required. Nothing contained in this Declaration shall permit the amendment of this Declaration to impair the exemption from personal liability of the Shareholders, Trustees, officers, employees and agents of the Trust or to permit assessments upon holders of then outstanding Shares.

(c)    To the extent that Shareholders are entitled to vote on any matter that in the judgement of the Board of Trustees would prevent, impede or make less efficient or more costly the implementation of the proposals adopted by Shareholders at the Special Meeting of Shareholders held on         , 2020 or the realization of the benefits sought thereby, notwithstanding any other provision of the Declaration, such matter shall, unless otherwise determined by the vote of at least 80% of the Board of Trustees, require the affirmative vote of not less than 75% of the outstanding Shares.

(d)    An amendment duly adopted by the requisite vote of the Board of Trustees and, if required, the Shareholders as aforesaid, shall become effective at the time of such adoption or at such other time as may be designated by the Board of Trustees or Shareholders, as the case may be. A certification in recordable form signed by a majority of the Trustees setting forth an amendment and reciting that it was duly adopted by the Trustees and, if required, the Shareholders as aforesaid, or a copy of the Declaration, as amended, in recordable form, and executed by a majority of the Trustees, shall be conclusive evidence of such amendment when lodged among the records of the Trust or at such other time designated by the Board.

11.4 Merger, Consolidation and Sale of Assets. Except as provided in Section 11.7, the Trust may merge or consolidate with any other corporation, association, trust or other organization or may sell, lease or exchange all or substantially all of the Trust Property or the property, including its good will, upon such terms and conditions and for such consideration when and as authorized by two-thirds of the Trustees; provided that any merger or consolidation in which the Trust is not the surviving entity, or sale, lease or exchange of all or substantially all of the Trust Property of the Trust (measured at the time that such transaction was originally approved by two-thirds of the Trustees as set forth in this Section 11.4) shall require approval by Shareholders as set forth under Section 11.3(b) of this Declaration and any such merger, consolidation, sale, lease or exchange shall be determined for all purposes to have been accomplished under and pursuant to the laws of the State of Delaware.

11.5 Subsidiaries. Without approval by Shareholders, the Trustees may cause to be organized or assist in organizing one or more corporations, trusts, partnerships, associations or other organizations to take over all of the Trust Property or to carry on any business in which the Trust shall directly or indirectly have any interest, and to sell, convey and transfer all or a portion of the Trust Property to any such corporation, trust, limited liability company, association or organization in exchange for the shares or securities thereof, or otherwise, and to lend money to, subscribe for the shares or securities of, and enter into any contracts with any such corporation, trust, limited liability company, partnership, association or organization, or any corporation, partnership, trust, limited liability company, association or organization in which the Trust holds or is about to acquire shares or any other interests.

11.6 Conversion. Notwithstanding any other provisions of this Declaration or the By-Laws of the Trust, for so long as the Trust shall remain registered as an investment company under the 1940 Act, a favorable vote of a majority of the Trustees then in office followed by the favorable vote of the holders of not less than seventy-five percent (75%) of the Shares of each affected class or series outstanding, voting as separate classes or series, shall be required to approve, adopt or authorize an amendment to this Declaration that makes the Shares a “redeemable security” as that term is defined in the 1940 Act, unless such amendment has been approved by 80% of the Trustees, in which case approval by a Majority Shareholder Vote shall be required. Upon the adoption of a proposal to convert the Trust from a “closed-end company” to an “open-end company” as those terms are defined by the 1940 Act and the necessary amendments to this Declaration to permit such a conversion of the Trust’s outstanding Shares entitled to vote, the Trust shall, upon complying with any requirements of the 1940 Act and state law, become an “open-end” investment company. Such affirmative vote or consent shall be in addition to the vote or consent of the holders of the Shares otherwise required by law, or any agreement between the Trust and any national securities exchange.

11.7 Certain Transactions. (a) Notwithstanding any other provision of this Declaration and subject to the exceptions provided in paragraph (d) of this Section 11.7, the types of transactions described in paragraph (c) of this Section 11.7 shall require the affirmative vote or consent of a majority of the Trustees then in office followed by the affirmative vote of the holders of not less than seventy-five percent (75%) of the Shares of each affected class or series outstanding, voting as separate classes or series, when a Principal Shareholder (as defined in paragraph (b) of this Section 11.7) is a party to the transaction. Such affirmative vote or consent shall be in addition to the vote or consent of the holders of Shares otherwise required by law or by the terms of any class or series of preferred stock, whether now or hereafter authorized, or any agreement between the Trust and any national securities exchange.

(b)     The term “Principal Shareholder” shall mean any corporation, Person or other entity which is the beneficial owner, directly or indirectly, of five percent (5%) or more of the outstanding Shares of all outstanding classes or series and shall include any affiliate or associate, as such terms are defined in clause (ii) below, of a Principal Shareholder. For the purposes of this Section 11.7, in addition to the Shares which a corporation, Person or other entity beneficially owns directly, (a) any corporation, Person or other entity shall be deemed to be the beneficial owner of any Shares (i) which it has the right to acquire pursuant to any agreement or upon exercise of conversion rights or warrants, or otherwise (but excluding share options granted by the Trust) or (ii) which are beneficially owned, directly or indirectly (including Shares deemed owned through application of clause (i) above), by any other corporation, Person or entity with which its “affiliate” or “associate” (as defined below) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of Shares, or which is its “affiliate” or “associate” as those terms are defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, and (b) the outstanding Shares shall include Shares deemed owned through application of clauses (i) and (ii) above but shall not include any other Shares which may be issuable pursuant to any agreement, or upon exercise of conversion rights or warrants, or otherwise.

(c)     This Section 11.7 shall apply to the following transactions:

(i)    The merger or consolidation of the Trust or any subsidiary of the Trust with or into any Principal Shareholder.

(ii)    The issuance of any securities of the Trust to any Principal Shareholder for cash (other than pursuant to any automatic dividend reinvestment plan).

(iii)    The sale, lease or exchange of all or any substantial part of the assets of the Trust to any Principal Shareholder (except assets having an aggregate fair market value of less than 2% of the total assets of the Trust, aggregating for the purpose of such computation all assets sold, leased or exchanged in any series of similar transactions within a twelve-month period.)

(iv)    The sale, lease or exchange to the Trust or any subsidiary thereof, in exchange for securities of the Trust, of any assets of any Principal Shareholder (except assets having an aggregate fair market value of less than 2% of the total assets of the Trust, aggregating for the purposes of such computation all assets sold, leased or exchanged in any series of similar transactions within a twelve-month period).

(d)     The provisions of this Section 11.7 shall not be applicable to (i) any of the transactions described in paragraph (c) of this Section 11.7 if 80% of the Trustees shall by resolution have approved a memorandum of understanding with such Principal Shareholder with respect to and substantially consistent with such transaction, in which case approval by Shareholders as set forth in Section 10.4 of this Declaration shall be the only vote of Shareholders required by this Section 11.7, or (ii) any such transaction with any entity of which a majority of the outstanding shares of all classes and series of a stock normally entitled to vote in elections of directors is owned of record or beneficially by the Trust and its subsidiaries.

(e)     The Board of Trustees shall have the power and duty to determine for the purposes of this Section 11.7 on the basis of information known to the Trust whether (i) a corporation, person or entity beneficially owns five percent (5%) or more of the outstanding Shares of any class or series, (ii) a corporation, person or entity is an “affiliate” or “associate” (as defined above) of another, (iii) the assets being acquired or leased to or by the Trust or any subsidiary thereof constitute a substantial part of the assets of the Trust and have an aggregate fair market value of less than 2% of the total assets of the Trust, and (iv) the memorandum of understanding referred to in paragraph (d) hereof is substantially consistent with the transaction covered thereby. Any such determination shall be conclusive and binding for all purposes of this Section 11.7.

ARTICLE XII

RESTRICTIONS ON TRANSFER AND OWNERSHIP OF SHARES

REIT Qualification. If the Trust elects to qualify for federal income tax treatment as a REIT (as defined below in Section 12.1), the Board of Trustees shall use its reasonable best efforts to take such actions as are necessary or appropriate to preserve the status of the Trust as a REIT; however, if the Board of Trustees determines that it is no longer in the best interests of the Trust to attempt to, or continue to, qualify as a REIT, the Board of Trustees may revoke or otherwise terminate the Trust’s REIT election pursuant to Section 856(g) of the Code. The Board of Trustees, in its sole and absolute discretion, also may (a) determine that compliance with any restriction or limitation on stock ownership and transfers set forth in this Article XII is no longer required for REIT qualification and (b) make any other determination or take any other action pursuant to this Declaration or the By-Laws.

Excess Inclusion Income. To the extent that NHF has incurred or the Board of Trustees determines that NHF will incur any tax pursuant to Section 860E(e)(6) of the Code as the result of any “excess inclusion” income (within the meaning of Section 860E of the Code) of NHF that is allocable to a stockholder that is a “disqualified organization” (as defined in Section 860E(e)(5) of the Code), the Board of Trustees may, in its sole discretion, cause NHF to allocate such tax solely to the stock held by such disqualified organization in the manner described in Treasury Regulation Section 1.860E-2(b)(4), by reducing from one or more distributions paid to such stockholder the tax incurred by NHF pursuant to Section 860E(e)(6) as a result of such stockholder’s stock ownership.

12.1 Definitions. For the purpose of this Article XII, the following terms shall have the following meanings:

Aggregate Share Ownership Limit. The term “Aggregate Share Ownership Limit” shall mean 9.8 percent (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding Shares of any class or series, or such other percentage determined by the Board of Trustees in accordance with Section 12.2.8 of the Declaration. The value and number of the outstanding Shares shall be determined by the Board of Trustees, which determination shall be conclusive for all purposes hereof. For the purposes of determining the percentage ownership of Shares by any Person, Shares that may be acquired upon conversion, exchange or exercise of any securities of NHF directly or constructively held by such Person, but not Shares issuable with respect to the conversion, exchange or exercise of securities for NHF held by other Persons, shall be deemed to be outstanding prior to conversion, exchange or exercise.

Beneficial Ownership. The term “Beneficial Ownership” shall mean ownership of Shares by a Person, whether the interest in the Shares is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) and 856(h)(3) of the Code. The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.

Business Day. The term “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in Texas or New York are authorized or required by law, regulation or executive order to close.

Charitable Beneficiary. The term “Charitable Beneficiary” shall mean one or more beneficiaries of the Charitable Trust as determined pursuant to Section 12.3.6, provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

Charitable Trust. The term “Charitable Trust” shall mean any trust provided for in Section 12.3.1.

Charitable Trustee. The term “Charitable Trustee” shall mean the Person unaffiliated with NHF and a Prohibited Owner that is appointed by NHF to serve as trustee of the Charitable Trust.

Common Share Ownership Limit. The term “Common Share Ownership Limit” shall mean 9.8 percent (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding common shares of beneficial interest of NHF, par value $0.001 per share (“Common

Shares”), or such other percentage determined by the Board of Trustees in accordance with Section 12.2.8 of the Declaration. The value and number of the outstanding Common Shares shall be determined by the Board of Trustees, which determination shall be conclusive for all purposes hereof. For purposes of determining the percentage ownership of Common Shares by any Person, shares of Common Shares that may be acquired upon conversion, exchange or exercise of any securities of NHF directly or constructively held by such Person, but not shares of Common Shares issuable with respect to the conversion, exchange or exercise of securities for NHF held by other Persons, shall be deemed to be outstanding prior to conversion, exchange or exercise.

Constructive Ownership. The term “Constructive Ownership” shall mean ownership of Shares by a Person, whether the interest in the Shares is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.

Excepted Holder. The term “Excepted Holder” shall mean a Person for whom an Excepted Holder Limit is created by this Article XII or by the Board of Trustees pursuant to Section 12.2.12.

Excepted Holder Limit. The term “Excepted Holder Limit” shall mean, provided that the affected Excepted Holder agrees to comply with the requirements established by this Article XII or by the Board of Trustees pursuant to Section 12.2.7 and subject to adjustment pursuant to Section 12.2.8, the percentage limit established by the Board of Trustees pursuant to Section 12.2.12.

Initial Date. The term “Initial Date” shall mean the date on which the Shareholders approve the conversion of the NHF from an investment company registered under the 1940 Act to a REIT.

Market Price. The term “Market Price” on any date shall mean, with respect to any class or series of outstanding Shares, the Closing Price for such Shares on such date. The “Closing Price” on any date shall mean the last sale price for such Shares, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Shares, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if such Shares is not listed or admitted to trading on the NYSE, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such Shares is listed or admitted to trading or, if such Shares is not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the principal automated quotation system that may then be in use or, if such Shares is not quoted by any such system, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Shares selected by the Board of Trustees or, in the event that no trading price is available for such Shares, the fair market value of the Shares, as determined by the Board of Trustees.

NHF. The term “NHF” shall mean the Trust, as defined in Section 1.2 of this Declaration.

NYSE. The term “NYSE” shall mean The New York Stock Exchange.

Person. The term “Person” shall mean an individual, corporation, partnership, limited liability company, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and a group to which an Excepted Holder Limit applies.

Prohibited Owner. The term “Prohibited Owner” shall mean, with respect to any purported Transfer (or other event), any Person who, but for the provisions of this Article XII, would Beneficially Own or Constructively Own Shares in violation of Section 12.2.1, and if appropriate in the context, shall also mean any Person who would have been the record owner of the shares that the Prohibited Owner would have so owned.

REIT. The term “REIT” shall mean a real estate investment trust within the meaning of Section 856 of the Code.

Restriction Termination Date. The term “Restriction Termination Date” shall mean the first day after the Initial Date on which the Board of Trustees determines that compliance with the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers set forth herein are no longer in the best interests of NHF

Transfer. The term “Transfer” shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event or circumstance that causes any Person to acquire or possess, or change its level of, Beneficial Ownership or Constructive Ownership, or any agreement to take any such actions or cause any such events, of Shares or the right to vote or receive dividends on Shares, including (a) the granting or exercise of any option (or any disposition of any option), (b) any disposition of any securities or rights convertible into or exchangeable for Shares or any interest in Shares or any exercise of any such conversion or exchange right, (c) Transfers of interests in other entities that result in changes in Beneficial Ownership or Constructive Ownership of Shares and (d) changes in the relative values of Shares; in each case, whether voluntary or involuntary, whether owned of record, Constructively Owned or Beneficially Owned and whether by operation of law or otherwise. The terms “Transferring” and “Transferred” shall have the correlative meanings.

12.2 Shares.

Section 12.2.1 Ownership Limitations. During the period commencing on the Initial Date and prior to the Restriction Termination Date, but subject to Section 12.4 of this Article XII:

(a)     Basic Restrictions.

(i)     (1) No Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own Shares in excess of the Aggregate Share Ownership Limit, (2) no Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own Shares in excess of the Common Share Ownership Limit and (3) no Excepted Holder shall Beneficially Own or Constructively Own Shares in excess of the Excepted Holder Limit for such Excepted Holder.

(ii)     No Person shall Beneficially Own or Constructively Own Shares to the extent that such Beneficial Ownership or Constructive Ownership of Shares would result in NHF being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or otherwise failing to qualify as a REIT (including, but not limited to, Beneficial Ownership or Constructive Ownership that would result in NHF (or any subsidiary REIT thereof, as applicable) owning (actually or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by NHF (or such subsidiary) from such tenant would cause NHF (or such subsidiary) to fail to satisfy any of the gross income requirements of Section 856(c) of the Code, taking into account any other income of NHF (or such subsidiary) that would not constitute qualifying income under such requirements).

(iii)     Any Transfer of Shares that, if effective, would result in the Shares being beneficially owned by less than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such Shares.

(iv)     No Person shall Beneficially Own or Constructively Own Shares to the extent that such Beneficial Ownership or Constructive Ownership of Shares would result in NHF failing to qualify as a “domestically controlled qualified investment entity” within the meaning of Section 897(h)(4)(B) of the Code.

(b)     Transfer in Charitable Trust. If any Transfer of Shares (whether or not such Transfer is the result of a transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system) occurs which, if effective, would result in any Person Beneficially Owning or Constructively Owning Shares in violation of Section 12.2.1(a)(i), (ii), (iii) or (iv),

(i)     then that number of shares of the Shares the Beneficial Ownership or Constructive Ownership of which otherwise would cause such Person to violate Section 12.2.1(a)(i), (ii), (iii) or (iv) (rounded up to the nearest whole share) shall be automatically transferred to a Charitable Trust for the benefit of a Charitable Beneficiary, as described in Section 12.3, effective as of the close of business on the Business Day prior to the date of such Transfer, and such Person shall acquire no rights in such shares; or

(ii)     if the transfer to the Charitable Trust described in clause (i) of this sentence would not be effective for any reason to prevent the violation of Section 12.2.1(a)(i), (ii), (iii) or (iv), then the Transfer of that number of Shares that otherwise would cause any Person to violate Section 12.2.1(a)(i), (ii), (iii) or (iv) shall be void ab initio, and the intended transferee shall acquire no rights in such Shares.

(iii)     To the extent that, upon a transfer of Shares pursuant to this Section 12.2.1(b), a violation of any provision of this Article XII would nonetheless be continuing (for example where the ownership of Shares by a single Charitable Trust would violate the 100 shareholder requirement applicable to REITs), then Shares shall be transferred to that number of Charitable Trusts, each having a distinct Charitable Trustee and a Charitable Beneficiary or Charitable Beneficiaries that are distinct from those of each other Trust, such that there is no violation of any provision of this Article XII.

(iv)     In determining which Shares are to be transferred to a Charitable Trust in accordance with this Section 12.2.1(b), Shares shall be so transferred to a Charitable Trust in such manner that minimizes the aggregate value of the Shares that are transferred to the Charitable Trust (except to the extent that the Board of Trustees determines that the Shares transferred to the Charitable Trust shall be those directly or indirectly held or Beneficially Owned or Constructively Owned by a Person or Persons that caused or contributed to the application of this
Section 12.2.1(b)), and to the extent not inconsistent therewith, on a pro rata basis.

12.2.2 Remedies for Breach. If the Board of Trustees shall at any time determine that a Transfer or other event has taken place that results in a violation of Section 12.2.1 or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any Shares in violation of Section 12.2.1 (whether or not such violation is intended), the Board of Trustees shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing NHF to redeem Shares, refusing to give effect to such Transfer on the books of NHF or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfer or attempted Transfer or other event in violation of Section 12.2.1 shall automatically result in the transfer to the Charitable Trust described above, and, where applicable, such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non-action) by the Board of Trustees.

12.2.3 Notice of Restricted Transfer. Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of Shares that will or may violate Section 12.2.1(a) or any Person who would have owned Shares that resulted in a transfer to the Charitable Trust pursuant to the provisions of Section 12.2.1(b) shall immediately give written notice to NHF of such event or, in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and shall provide to NHF such other information as NHF may request in order to determine the effect, if any, of such Transfer on NHF’s status as a REIT.

12.2.4 Owners Required To Provide Information. From the Initial Date and prior to the Restriction Termination Date:

(a)     every owner of five percent or more (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder) in number or value of the outstanding Shares, within 30 days after the end of each taxable year, shall give written notice to NHF stating the name and address of such owner, the number of Shares Beneficially Owned and a description of the manner in which such shares are held. Each such owner shall provide to NHF such additional information as NHF may request in order to determine the effect, if any, of such Beneficial Ownership on NHF’s status as a REIT and to ensure compliance with the Aggregate Share Ownership Limit and the Common Share Ownership Limit; and

(b)     each Person who is a Beneficial Owner or Constructive Owner of Shares and each Person (including the Shareholder of record) who is holding Shares for a Beneficial Owner or Constructive Owner shall provide to NHF such information as NHF may request in good faith in order to determine NHF’s status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance and to ensure compliance with the Aggregate Share Ownership Limit and the Common Share Ownership Limit.

12.2.5 Remedies Not Limited. Nothing contained in this Section 12.2 shall limit the authority of the Board of Trustees to take such other action as it deems necessary or advisable to protect NHF in preserving NHF’s status as a REIT.

12.2.6 Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Article XII, the Board of Trustees shall have the power to determine the application of the provisions of this Article XII with respect to any situation based on the facts known to it. In the event this Article XII requires an action by the Board of Trustees and the Declaration fails to provide specific guidance with respect to such action, the Board of Trustees shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of this Article XII. Absent a decision to the contrary by the Board of Trustees (which the Board of Trustees may make in its sole and absolute discretion), if a Person would have (but for the remedies set forth in this Article XII) acquired Beneficial or Constructive Ownership of Shares in violation of this Article XII, such remedies (as applicable) shall apply first to the Shares that, but for such remedies, would have been actually owned by such Person, and second to Shares which, but for such remedies, would have been Beneficially Owned or Constructively Owned (but not actually owned) by such Person, pro rata among the Persons who actually own such Shares based upon the relative number of the Shares held by each such Person.

12.2.7 Exceptions.

(a)     Subject to Section 12.2.1(a)(ii), (iii) and (iv), the Board of Trustees may exempt (prospectively or retroactively) a Person from the Aggregate Share Ownership Limit or the Common Share Ownership Limit, as the case may be, and may establish or increase an Excepted Holder Limit for such Person if NHF obtains such representations and undertakings from such Person as are reasonably necessary for the Board of Trustees to determine that:

(i) no Person’s Beneficial or Constructive Ownership of Shares will violate Section 12.2.1(a)(ii), (iii) or (iv); and

(ii) such Person does not and will not own, actually or Constructively, an interest in a tenant of NHF (or a tenant of any entity owned or controlled by NHF, including a subsidiary REIT) that would cause NHF (or such subsidiary REIT) to own, actually or Constructively, more than a 9.9% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant (for this purpose, a tenant shall not be treated as a tenant of NHF if NHF (or an entity owned or controlled by NHF, including such subsidiary REIT) derives (and is expected to continue to derive) a sufficiently small amount of revenue from such tenant such that, in the judgment of the Board of Trustees, rent from such tenant would not adversely affect NHF’s (or such subsidiary REIT’s) ability to qualify as a REIT).

Any violation or attempted violation of any such representations or undertakings (or other action which is contrary to the restrictions contained in this Article XII) will result in such Shares being automatically transferred to a Charitable Trust in accordance with Sections 12.2.1(b) and 12.3.

(b)     Prior to granting any exception pursuant to Section 12.2.7(a), the Board of Trustees may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Trustees as it may deem necessary or advisable in order to determine or ensure NHF’s status as a REIT. Notwithstanding the receipt of any ruling or opinion, the Board of Trustees may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.

(c)     Subject to Section 12.2.1(a)(ii), an underwriter or placement agent that participates in a public offering or a private placement of Shares (or securities convertible into or exchangeable for Shares) may Beneficially Own or Constructively Own Shares (or securities convertible into or exchangeable for Shares) in excess of the Aggregate Share Ownership Limit, the Common Share Ownership Limit, or both such limits, but only to the extent necessary to facilitate such public offering or private placement.

(d)     The Board of Trustees may only reduce the Excepted Holder Limit for an Excepted Holder: (1) with the written consent of such Excepted Holder at any time, or (2) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder. No Excepted Holder Limit shall be reduced to a percentage that is less than the Aggregate Share Ownership Limit or the Common Share Ownership Limit, as the case may be.

12.2.8 Increase or Decrease in Common Share Ownership or Aggregate Share Ownership Limits. Subject to Section 12.2.1(a)(ii) and this Section 12.2.8, the Board of Trustees may from time to time increase or decrease the Common Share Ownership Limit or the Aggregate Share Ownership Limit for one or more Persons and increase or decrease the Common Share Ownership Limit or the Aggregate Share Ownership Limit for all other Persons. No decreased Common Share Ownership Limit or Aggregate Share Ownership Limit will be effective for any Person whose percentage of ownership of Shares is in excess of such decreased Common Share Ownership Limit or Aggregate Share Ownership Limit, as applicable, until such time as such Person’s percentage of ownership of Shares equals or falls below the decreased Common Share Ownership Limit or Aggregate Share Ownership Limit, as applicable; provided, however, any further acquisition of Shares by any such Person (other than a Person for whom an exemption has been granted pursuant to Section 12.2.7(a) or an Excepted Holder) in excess of the Shares owned by such person on the date the decreased Common Share Ownership Limit or

Aggregate Share Ownership Limit, as applicable, became effective will be in violation of the Common Share Ownership Limit or Aggregate Share Ownership Limit. No increase to the Common Share Ownership Limit or Aggregate Share Ownership Limit may be approved if the new Common Share Ownership Limit and/or Aggregate Share Ownership Limit would allow five or fewer Persons to Beneficially Own, in the aggregate more than 49.9% in value of the outstanding Shares.

12.2.9 Legend. Each certificate for Shares, if certificated, or the notice in lieu of a certificate shall bear substantially the following legend:

The shares represented by this certificate are subject to restrictions on Beneficial Ownership and Constructive Ownership and Transfer for the purpose, among others, of NHF’s maintenance of its status as a Real Estate Investment Trust under the Internal Revenue Code of 1986, as amended (the “Code”). Subject to certain further restrictions and except as expressly provided in NHF’s Declaration, (i) no Person may Beneficially Own or Constructively Own shares of NHF’s Common Shares in excess of the Common Share Ownership Limit, unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (ii) no Person may Beneficially Own or Constructively Own Shares of NHF in excess of the Aggregate Share Ownership Limit, unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (iii) no Person may Beneficially Own or Constructively Own Shares that would result in NHF being “closely held” under Section 856(h) of the Code or otherwise cause NHF to fail to qualify as a REIT; (iv) no Person may Transfer Shares if such Transfer would result in the Shares of NHF being owned by fewer than 100 Persons; and (v) no Person may Beneficially Own or Constructively Own Shares that could result in NHF failing to qualify as a “domestically controlled qualified investment entity” under Section 897(h)(4)(B) of the Code. Any Person who Beneficially Owns or Constructively Owns or attempts or intends to Beneficially Own or Constructively Own Shares which causes or will cause a Person to Beneficially Own or Constructively Own Shares in excess or in violation of the above limitations must immediately notify NHF. If any of the restrictions on transfer or ownership provided in (i), (ii), (iii) or (v) above are violated, the Shares in excess or in violation of the above limitations will be automatically transferred to a Charitable Trustee of a Charitable Trust for the benefit of one or more Charitable Beneficiaries. In addition, NHF may redeem shares upon the terms and conditions specified by the Board of Trustees in its sole discretion if the Board of Trustees determines that ownership or a Transfer or other event may violate the restrictions described above. Furthermore, if the ownership restriction provided in (iv) above would be violated, or upon the occurrence of certain events, attempted Transfers in violation of the restrictions described above may be void ab initio. All capitalized terms in this legend have the meanings given to them in the Declaration, as the same may be amended from time to time, a copy of which, including the restrictions on transfer and ownership, will be furnished to each holder of Shares of NHF on request and without charge. Requests for such a copy may be directed to the Secretary of NHF at its principal office.

Instead of the foregoing legend, the certificate or notice may state that NHF will furnish a full statement about certain restrictions on ownership and transferability to a Shareholder on request and without charge.

12.3 Transfer of Shares in Charitable Trust.

12.3.1 Ownership in Charitable Trust. Upon any purported Transfer or other event described in Section 12.2.1(b) that would result in a transfer of Shares to a Charitable Trust, such Shares shall be deemed to have been transferred to the Charitable Trustee as trustee of a Charitable Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Charitable Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the transfer to the Charitable Trust pursuant to Section 12.2.1(b). The Charitable Trustee shall be appointed by NHF and shall be a Person unaffiliated with NHF and any Prohibited Owner. Each Charitable Beneficiary shall be designated by NHF as provided in Section 12.3.6.

12.3.2 Status of Shares Held by the Charitable Trustee. Shares held by the Charitable Trustee shall be issued and outstanding Shares of NHF. The Prohibited Owner shall have no rights in the shares held by the Charitable Trustee. The Prohibited Owner shall not benefit economically from ownership of any shares held in trust by the Charitable Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the shares held in the Charitable Trust.

12.3.3 Dividend and Voting Rights. The Charitable Trustee shall have all voting rights and rights to dividends or other distributions with respect to Shares held in the Charitable Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to the discovery by NHF that the Shares have been transferred to the Charitable Trustee shall be paid by the recipient of such dividend or distribution to the Charitable Trustee upon demand, and any dividend or other distribution authorized but unpaid shall be paid when due to the Charitable Trustee. Any dividend or distribution so paid to the Charitable Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to Shares held in the Charitable Trust and, subject to Delaware law, effective as of the date that the Shares have been transferred to the Charitable Trust, the Charitable Trustee shall have the authority (at the Charitable Trustee’s sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by NHF that the Shares have been transferred to the Charitable Trust and (ii) to recast such vote in accordance with the desires of the Charitable Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if NHF has already taken irreversible corporate action, then the Charitable Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Article XII, until NHF has received notification that Shares have been transferred into a Charitable Trust, NHF shall be entitled to rely on its share transfer and other Shareholder records for purposes of preparing lists of Shareholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes and determining the other rights of Shareholders.

12.3.4 Sale of Shares by Charitable Trustee. Within 20 days of receiving notice from NHF that Shares have been transferred to the Charitable Trust, the Charitable Trustee of the Charitable Trust shall sell the shares held in the Charitable Trust to a person, designated by the Charitable Trustee, whose ownership of the shares will not violate the ownership limitations set forth in Section 12.2.1(a). Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Charitable Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 12.3.4. The Prohibited Owner shall receive the lesser of (1) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Charitable Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of the shares on the day of the event causing the shares to be held in the Charitable Trust and (2) the price per share received by the Charitable Trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the shares held in the Charitable Trust. The Charitable Trustee may reduce the amount payable to the Prohibited Owner by the amount of dividends and distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Charitable Trustee pursuant to Section 12.3.3 of this Article XII. Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary. If, prior to the discovery by NHF that Shares have been transferred to the Charitable Trustee, such shares are sold by a Prohibited Owner, then (i) such shares shall be deemed to have been sold on behalf of the Charitable Trust and (ii) to the extent that the Prohibited Owner received an amount for, or in respect of, such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 12.3.4, such excess shall be paid to the Charitable Trustee upon demand.

12.3.5 Purchase Right in Shares Transferred to the Charitable Trustee. Shares transferred to the Charitable Trustee shall be deemed to have been offered for sale to NHF, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Charitable Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date NHF, or its designee, accepts such offer. NHF may reduce the amount payable to the Prohibited Owner by the amount of dividends and distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Charitable Trustee pursuant to Section 12.3.3 of this Article XII. NHF may pay the amount of such reduction to the Charitable Trustee for the benefit of the Charitable Beneficiary. NHF shall have the right to accept such offer until the Charitable Trustee has sold the shares held in the Charitable Trust pursuant to Section 12.3.4. Upon such a sale to NHF, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Charitable Trustee shall distribute the net proceeds of the sale to the Prohibited Owner.

12.3.6 Designation of Charitable Beneficiaries. By written notice to the Charitable Trustee, NHF shall designate one or more nonprofit organizations to be the Charitable Beneficiary or Charitable Beneficiaries of the interest in the Charitable Trust such that (i) the Shares held in the Charitable Trust would not violate the restrictions set forth in Section 12.2.1(a) in the hands of such Charitable Beneficiary or Charitable Beneficiaries and (ii) each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code. Neither the failure of NHF to make such designation nor the failure of NHF to appoint the Charitable Trustee before the automatic transfer provided in Section 12.2.1(b) shall make such transfer ineffective, provided that NHF thereafter makes such designation and appointment.

12.4 NYSE Transactions. Nothing in this Article XII shall preclude the settlement of any transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system. The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this Article XII and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article XII.

12.5 Enforcement. NHF is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article XII.

12.6 Non-Waiver. No delay or failure on the part of NHF or the Board of Trustees in exercising any right hereunder shall operate as a waiver of any right of NHF or the Board of Trustees, as the case may be, except to the extent specifically waived in writing.

12.7. Severability. If any provision of this Article XII or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provisions shall be affected only to the extent necessary to comply with the determination of such court.

ARTICLE XIII

MISCELLANEOUS

13.1 Filing. This Declaration and any amendment or supplement hereto shall be filed in such places as may be required or as the Trustees deem appropriate. Each amendment or supplement shall be accompanied by a certificate signed and acknowledged by a Trustee stating that such action was duly taken in a manner provided herein, and shall, upon insertion in the Trust’s minute book, be conclusive evidence of all amendments contained therein. A restated Declaration, containing the original Declaration and all amendments and supplements theretofore made, may be executed from time to time by a majority of the Trustees and shall, upon insertion in the Trust’s minute book, be conclusive evidence of all amendments and supplements contained therein and may thereafter be referred to in lieu of the original Declaration and the various amendments and supplements thereto.

13.2 Resident Agent. The Trust shall maintain a resident agent in the State of Delaware, which agent shall initially be The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801 The Trustees may designate a successor resident agent; provided, however, that such appointment shall not become effective until written notice thereof is delivered to the office of the Secretary of the State.

13.3 Governing Law. This Declaration is executed by the Trustees and delivered in the State of Delaware and with reference to the laws thereof, and the rights of all parties and the validity and construction of every provision hereof shall be subject to and construed according to the DSTA.

13.4 Counterparts. This Declaration may be simultaneously executed in several counterparts, each of which shall be deemed to be an original, and such counterparts, together, shall constitute one and the same instrument, which shall be sufficiently evidenced by any such original counterpart.

13.5 Reliance by Third Parties. Any certificate executed by an individual who, according to the records of the Trust, or of any recording office in which this Declaration may be recorded, appears to be a Trustee hereunder, certifying to: (a) the number or identity of Trustees or Shareholders, (b) the name of the Trust, (c) the due authorization of the execution of any instrument or writing, (d) the form of any vote passed at a meeting of Trustees or Shareholders, (e) the fact that the number of Trustees or Shareholders present at any meeting or executing any written instrument satisfies the requirements of this Declaration, (f) the form of any By-Laws adopted by or the identity of any officers elected by the Trustees, or (g) the existence of any fact or facts which in any manner relate to the affairs of the Trust, shall be conclusive evidence as to the matters so certified in favor of any person dealing with the Trustees and their successors.

13.6 Provisions in Conflict with Law or Regulation. (a) The provisions of this Declaration are severable, and if the Trustees shall determine, with the advice of counsel, that any of such provisions is in conflict with the provisions of the Code or with other applicable laws and regulations, the conflicting provision shall, to the maximum extent possible, be interpreted to give as much effect as possible to the intent of the Declaration taken as a whole; provided, however, that such determination shall not affect any of the remaining provisions of this Declaration or render invalid or improper any action taken or omitted prior to such determination.

(b)     If any provision of this Declaration shall be held invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall attach only to such provision in such jurisdiction and shall not in any manner affect such provision in any other jurisdiction or any other provision of this Declaration in any jurisdiction.

IN WITNESS WHEREOF, the undersigned has caused this Amended and Restated Agreement and Declaration of Trust to be executed as of August 28, 2020.

/s/ John Honis
John Honis

/s/ Ethan Powell
Ethan Powell

/s/ Bryan A. Ward
Bryan A. Ward

/s/ Dr. Bob Froehlich
Dr. Bob Froehlich

/s/ Edward Constantino
Ed Constantino